Exhibit 99.1

SQUARESPACE AND PERMIRA AMEND MERGER AGREEMENT TO INCREASE OFFER PRICE TO
$46.50 PER SHARE IN CASH

Stockholders to receive an increase of $2.50 per share over the previously announced transaction

Purchase price reflects a 36% premium over the 90-day volume weighted average trading price of $34.09, on
May 10, 2024, the last trading day prior to the announcement of the original transaction

Amended transaction represents ‘best and final’ offer and provides enhanced, immediate and certain value to Squarespace stockholders

Permira to commence tender offer for all of Squarespace’s outstanding shares

Amended terms unanimously approved by an independent special committee of Squarespace’s Board of Directors

NEW YORK, September 9, 2024 — Squarespace, Inc. (NYSE: SQSP) and Permira today announced that they have agreed to amend their previously announced definitive agreement. Under the terms of the amended agreement, Squarespace stockholders will receive $46.50 per share in cash and an aggregate transaction value of approximately $7.2 billion.

The revised offer price represents an increase of 5.7% over the previously agreed offer price of $44.00 per share, a premium of 36.4% over Squarespace's 90-day volume weighted average trading price of $34.09 and a premium of 21.8% over Squarespace's 52-week high share price of $38.19 as of May 10, 2024. The transaction also represents over 20x enterprise value / 2025 unlevered free cash flow1, representing a significant premium to peers.

The revised transaction is structured as a tender offer and is conditioned on a majority of the shares held by unaffiliated stockholders tendering into the offer. The amendment was unanimously approved and recommended by a Special Committee of the Squarespace Board of Directors, composed entirely of independent and disinterested directors, and unanimously approved by the Squarespace Board of Directors. All existing rolling shareholders have agreed to roll at the revised offer price.

“The Special Committee is pleased to announce the revised terms of our agreement with Permira,” said Michael Fleisher, Chairman of the Special Committee of the Squarespace Board of Directors. “Our core focus has been maximizing value and certainty for the unaffiliated stockholders. This transaction is the result of a deliberate and thoughtful process and ultimately represents a great outcome that is in the best interest of Squarespace and all of its stockholders.”

David Erlong, Partner at Permira, said, “We are pleased that the revised offer and merger agreement have been unanimously approved by Squarespace’s Special Committee and Board of Directors and appreciate their focus throughout this process. This best and final offer allows Squarespace stockholders to capture immediate and certain value for their investment. By tendering their shares, Squarespace stockholders can act directly to accept the compelling value of this offer.”

Transaction Details

The full terms, conditions and other details of the tender offer will be set forth in the offering documents that Permira will file with the Securities and Exchange Commission.

1 Based on CY2025 uFCF consensus estimate (calculated as cash flow from operations less capex, plus net tax impact of interest paid) of $354mm per Factset as of 9/6/2024

For more information regarding the tender offer, including information responding to the recent ISS report, please refer to the presentation available online.

Upon completion of the merger, Squarespace’s common stock will no longer be publicly listed, and Squarespace will become a privately-held company.

Stockholders with questions about the tender offer may contact Okapi Partners, who will act as Information Agent for the tender offer, at info@okapipartners.com or +1 (212) 297-0720.

Under the terms of the revised agreement, the Company will be issuing a Recommendation Statement on Schedule 14D-9 within nine business days. The special meeting of Squarespace stockholders scheduled for September 20, 2024 has been canceled.

Advisors

J.P. Morgan is acting as financial advisor to Squarespace, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to Squarespace.

Centerview Partners LLC is acting as financial advisor, and Richards, Layton & Finger is acting as legal counsel, to the Special Committee of the Squarespace Board of Directors.

Goldman Sachs & Co LLC is acting as financial advisor to Permira, Latham & Watkins LLP is acting as legal counsel to Permira, and Fried, Frank, Harris, Shriver & Jacobson LLP is acting as special tax counsel to Permira. Blackstone Credit & Insurance (“BXCI”), Blue Owl Capital, and Ares Capital Corp are acting as Joint Lead Arrangers on the debt financing.

Wilson Sonsini Goodrich & Rosati is acting as legal counsel to Anthony Casalena.

Paul, Weiss, Rifkind, Wharton & Garrison is acting as legal counsel to General Atlantic.

Cooley is acting as legal counsel to Accel.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed merger of the Company with an affiliate of Permira Advisers (the “Transaction”), including financial estimates and statements as to the expected timing, completion and effects of the Transaction. These forward-looking statements are based on the Company’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Transaction on anticipated terms and timing, including satisfying the minimum tender condition and obtaining any regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; (ii) the ability of affiliates of Permira to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (iii) potential litigation relating to the Transaction that could be instituted against Permira, the Company or their respective directors, managers or officers, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Transaction will harm the Company’s business, including current plans and operations; (v) the ability of the Company to retain and hire key personnel; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (vii) continued availability of capital and financing and rating agency actions; (viii) legislative, regulatory and economic developments affecting the Company’s business; (ix) general economic and market developments and conditions; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect the Company’s financial performance; (xi) certain restrictions during the pendency of the Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (xiii) significant transaction costs associated with the Transaction; (xiv) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring the Company to pay a termination fee or other expenses; (xvi) competitive responses to the Transaction; (xvii) the risks and uncertainties pertaining to the Company’s business, including those set forth in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC; and (xviii) the risks and uncertainties that will be described in the Schedule TO (including the offer to purchase, letter of transmittal and related documents) that Permira will file with the SEC, and the Solicitation/Recommendation Statement on Schedule 14D-9 that the Company will file with the SEC available from the sources indicated below. These risks, as well as other risks associated with the Transaction, will be more fully discussed in the Schedule TO and the Schedule 14D-9. While the list of factors presented here is, and the list of factors to be presented in the Schedule TO and the Schedule 14D-9 will be, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward- looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Important Additional Information and Where to Find It

The offer referenced in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of the Company, nor is it a substitute for the offer materials that Permira will file with the SEC upon commencement of the offer. The solicitation of an offer to tender and the offer to buy shares of the Company’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Permira will file with the SEC. In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER AND THE PROPOSED MERGER. Investors and security holders may obtain free copies of the Schedule TO, Schedule 14D-9 and other documents (when they become available) that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s website at https://investors.squarespace.com or by contacting the Company’s Investor Relations Team at investors@squarespace.com.

About Squarespace

Squarespace (NYSE: SQSP) is a design-driven platform helping entrepreneurs build brands and businesses online. We empower millions in more than 200 countries and territories with all the tools they need to create an online presence, build an audience, monetize, and scale their business. Our suite of products range from websites, domains, ecommerce, and marketing tools, as well as tools for scheduling with Acuity, creating and managing social media presence with Bio Sites and Unfold, and hospitality business management via Tock. For more information, visit www.squarespace.com.

About Permira

Permira is a global investment firm that backs successful businesses with growth ambitions. Founded in 1985, the firm advises funds with total committed capital of approximately €80bn and makes long-term majority and minority investments across two core asset classes, private equity and credit.

The Permira funds have an extensive track record investing in internet, software and SMB-enablement solutions, having partnered with 50+ companies across SaaS, cybersecurity, digital commerce, fintech and online marketplaces. The Permira funds have previously supported and helped scale some of the largest and fastest- growing technology businesses globally, including LegalZoom, Klarna, Zendesk, Magento, Carta, Adevinta, The Knot Worldwide, Boats Group, Housecall Pro, and others.

The Permira private equity funds have made approximately 300 private equity investments in four key sectors: Technology, Consumer, Healthcare and Services. Permira employs over 500 people in 15 offices across Europe, the United States and Asia. For more information, visit www.permira.com or follow us on LinkedIn.

Contacts

For Squarespace:

Investors
investors@squarespace.com

Media
press@squarespace.com

For Permira:

Nina Gilbert
Nina.Gilbert@permira.com
+44 207 9594037

James Williams
james.williams@permira.com
+44 774 7006407

OR

FGS Global
Permira-NA@FGSGlobal.com